BRADLEY PHARMACEUTICALS, INC.
               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        ----------------------

To the Shareholders of Bradley Pharmaceuticals, Inc.:


     The Annual Meeting of Shareholders (the "Meeting") of Bradley Pharmaceuticals, Inc., a Delaware corporation (the "Company"), will be held at 383 Route 46 West, Fairfield, New Jersey 07004, on Wednesday, August 28, 2002, 10:00 A.M., local time, to consider and act upon the following:

     1. To elect five directors of the Company, two by the holders of the Common Stock of the Company voting separately as a class, and three by the holders of the Class B Common Stock of the Company voting separately as a class, to serve until the next Annual Meeting of Shareholders; and

     2. To consider and act upon such other matters as may properly come before the Meeting or any adjournment thereof.

     Only shareholders of record of the Common Stock and Class B Common Stock of the Company, each $.01 par value per share, at the close of business on July 16, 2002 shall be entitled to receive notice of, and to vote at, the Meeting, and at any adjournment thereof. A Proxy and a Proxy Statement for the Meeting are enclosed herewith.

     All shareholders are cordially invited to attend the Meeting. If you do not expect to be present, you are requested to fill in, date and sign the enclosed Proxy, which is solicited by the Board of Directors of the Company, and to mail it promptly in the enclosed envelope to make sure that your shares are represented at the Meeting. In the event you decide to attend the Meeting in person, you may, if you desire, revoke your Proxy and vote your shares in person, provided you have acceptable proof of ownership.



                                     By Order of the Board of Directors,




                                             /s/ Daniel Glassman
                                             -------------------
                                             DANIEL GLASSMAN
                                             Chairman and CEO

Dated: July 17, 2002




                                IMPORTANT
                                ---------

THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.




                      BRADLEY PHARMACEUTICALS, INC.

                           383 Route 46 West
                    Fairfield, New Jersey 07004-2402

                     ------------------------------


                            PROXY STATEMENT
                     Annual Meeting of Shareholders
                            August 28, 2002

                     ------------------------------


                                GENERAL

     This Proxy Statement is furnished to shareholders in connection with the solicitation of Proxies by the Board of Directors of Bradley Pharmaceuticals, Inc., a Delaware corporation (the "Company"), to be voted at the Annual Meeting of Shareholders of the Company (the "Meeting") which will be held at 383 Route 46 West, Fairfield, New Jersey 07004, on Wednesday, August 28, 2002, at 10:00 A.M., local time, and any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and in this Proxy Statement.

The principal executive offices of the Company are located at 383 Route 46 West, Fairfield, New Jersey 07004-2402. The approximate date on which this Proxy Statement and accompanying Proxy is first being sent or given to the shareholders is July 22, 2002.

A Proxy, in the accompanying form, which is properly executed, duly returned to the Company and not revoked will be voted in accordance with the instructions contained therein and, in the absence of specific instructions, will be voted FOR the election as directors of the persons who have been nominated by the Board of Directors, and in accordance with the judgment of the person or persons voting the Proxies on any other matters that may be properly brought before the Meeting. Each such Proxy granted may be revoked at any time thereafter by writing to the Secretary of the Company prior to the Meeting, or by execution and delivery of a subsequent Proxy or by attendance and voting in person at the Meeting, except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such Proxy.

                             VOTING SECURITIES

     At the close of business on July 16, 2002, the record date for the determination of shareholders entitled to vote at the Meeting (the "Record Date"), the Company had outstanding 10,075,032 shares of its Common Stock, $.01 par value per share (the "Common Stock"), and 429,752 shares of its Class B Common Stock, $.01 par value per share (the "Class B Common Stock"). There were no other classes of voting securities outstanding as of the Record Date. The holders of such Common Stock and Class B Common Stock are entitled to one vote and five votes, respectively, for each share held on such Record Date, but with respect to the election of Directors, so long as there are at least 325,000 shares of Class B Common Stock issued and outstanding (which there were as of the Record Date), holders of Class B Common Stock, voting separately as a class, are entitled to elect a majority of the directors and holders of Common Stock, voting separately as a class, are entitled to elect the balance of the directors. Thus, the holders of the Class B Common Stock will elect three of the directors and the holders of the Common Stock will elect two of the directors by a plurality of the shares of stock of such securities present in person or by proxy, assuming a quorum is present. A quorum of the Common Stock and a quorum of the Class B Common Stock each requires the presence in person or by proxy of a majority of the outstanding shares of such class.

     Under the rules of the Securities and Exchange Commission, boxes and a designated blank space are provided on the Proxy card for shareholders to mark if they wish to withhold authority to vote for one or more nominees for director. Votes withheld in connection with the election of one or more of the nominees for director will be counted as votes cast against such individuals and will be counted toward the presence of a quorum for the transaction of business. If no direction is indicated, the Proxy will be voted for the election of the nominees for director. Under the rules of the National Association of Securities Dealers, Inc., a broker "non-vote" has no effect on the outcome of the election of directors but will be counted towards the presence of a quorum for such election. The form of proxy does not provide for abstentions with respect to the election of directors; however, a shareholder present at the Meeting may abstain with respect to such election. The treatment of broker "non-votes" and abstentions with respect to the election of directors is consistent with applicable Delaware law and the Company's By-Laws.

     No person has been authorized to give any information or to make any representation other than those contained in this Proxy Statement and, if given or made, such information or representation must not be relied upon as having been authorized by the Company.

     A copy of the Company's 2001 Annual Report to Shareholders is also being mailed to you with this Proxy Statement. Said Annual Report contains the financial statements of the Company and a report with respect thereto by Grant Thornton LLP, the Company's independent auditors. Said Annual Report is not deemed a part of the soliciting material for the Proxy.


         OWNERSHIP OF COMMON STOCK BY DIRECTORS, EXECUTIVE OFFICERS
                   AND FIVE PERCENT BENEFICIAL HOLDERS

     The following table sets forth certain information as of December 31, 2001, regarding the ownership of the Company's Common Stock and Class B Common Stock by (i) each director of the Company, (ii) each executive officer of the Company named in the Summary Compensation Table set forth elsewhere in this Proxy Statement, (iii) each person or group known to the Company to be the beneficial owner of more than five percent of the Common Stock or Class B Common Stock and (iv) all directors and executive officers of the Company, as a group, and the percentage of outstanding shares of Common Stock and Class B Common Stock beneficially held by each of the foregoing persons on that date.

     Since each share of Class B Common Stock may be converted at any time by the holder into one share of Common Stock, the beneficial ownership rules promulgated under the Securities Exchange Act of 1934, as amended, require that all shares of Common Stock issuable upon the conversion of Class B Common Stock by any stockholder be included in determining the number of shares and percentage of Common Stock held by such stockholder. The effect of the assumption that such stockholder is the beneficial owner of such shares is also reflected in the following table. For a more complete description of the method used to determine such beneficial ownership, see footnote 2 to the following table:


                            Amount and Nature of
                           Beneficial Owner(1)(2)       Percent of Class(2)
                           ----------------------    ------------------------

Name of Address of                      Class B                      Class B
Beneficial Owner         Common Stock  Common Stock  Common Stock  Common Stock
----------------         ------------  ------------  ------------  ------------

Daniel Glassman          1,184,508(3)    357,266(4)     11.41%        83.13%
383 Route 46 West
Fairfield, New Jersey
07004

Iris S. Glassman           227,438(5)     16,403(6)      2.19%         3.82%

Philip McGinn, Jr.          30,972(7)        -0-           *             *

Bruce W. Simpson             5,106(14)       -0-           *             *

Alan G. Wolin                83,941(8)       -0-           *             *

Dileep Bhagwat               11,844(9)       -0-           *             *

Robert Corbo                 15,953(10)      -0-           *             *

Bradley Glassman            103,838(11)   20,880         1.00%         4.86%

Gene L. Goldberg             66,861(12)   10,192           *           2.37%

R. Brent Lenczycki           17,474(13)      -0-           *             *

All executive officers    1,747,935      404,741(4)(6)  16.83%        94.18%
and directors as a        (3)(5)(7)(8)(9)
group(10 persons)         (10)(11)(12)
                          (13)(14)

* Represents less than one
percent


(1) Unless otherwise indicated, the stockholders identified in this table have sole voting and investment power with respect to the shares beneficially owned by them.

(2) Each named person and all executive officers and directors, as a group, are deemed to be the beneficial owners of securities that may be acquired within 60 days through the exercise of options, warrants or exchange or conversion rights. Accordingly, the number of shares and percentage set forth opposite each stockholder's name under the columns for Common Stock include shares of Common Stock issuable upon exercise, presently or within 60 days, of exercisable warrants and stock options and shares of Common Stock issuable upon conversion of shares of Class B Common Stock. The shares of Common Stock so issuable upon such exercise, exchange or conversion by any such stockholder are not included in calculating the number of shares and percentage of Common Stock beneficially owned by any other stockholder.

(3) Includes 357,266 shares issuable upon conversion of a like number of shares of Class B Common Stock. Of these shares, 87,874 shares are owned indirectly by Mr. Glassman through affiliates and 677,589 shares underlie presently exercisable options owned by Mr. Glassman.
        Mr. Glassman's affiliates have disclaimed beneficial ownership over all of these shares. Mr. Glassman disclaims beneficial ownership over all shares and options owned by his spouse, Iris S. Glassman, and son, Bradley Glassman.

(4) Includes 25,738 shares owned indirectly by Mr. Glassman through affiliates. Mr. Glassman's affiliates have disclaimed beneficial ownership over these shares. Does not include 16,403 shares of Class B Common Stock beneficially owned by Iris S. Glassman,
        Mr. Glassman's spouse, or 20,880 shares of Class B Common Stock beneficially owned by Bradley Glassman, Mr. Glassman's son.

(5) Includes 16,403 shares issuable upon conversion of a like number of shares of Class B Common Stock, 6,800 shares owned indirectly by Mrs. Glassman through affiliates (Mrs. Glassman's affiliates have disclaimed beneficial ownership over all of these shares), 33,130 shares owned indirectly by Mrs. Glassman as trustee for her children's trusts and 150,878 shares underlying presently exercisable options.
        Mrs. Glassman disclaims beneficial ownership over all shares beneficially owned by her husband, Daniel Glassman, and son, Bradley Glassman.

(6) Mrs. Glassman disclaims beneficial ownership over all shares of Class B Common Stock beneficially owned by her spouse, Daniel Glassman, and son, Bradley Glassman.

(7)     Includes 10,000 shares underlying presently exercisable options.

(8)     Includes 15,300 shares underlying presently exercisable options.

(9)     Includes 8,000 shares underlying presently exercisable options.

(10)    Includes 6,000 shares underlying presently exercisable options.

(11) Includes 20,880 shares issuable upon conversion of a like number of shares of Class B Common Stock. Of these shares, 15,000 shares underlie presently exercisable options. Mr. Glassman disclaims beneficial ownership over all shares and options beneficially owned by his parents, Daniel and Iris Glassman.

(12) Includes 10,192 shares issuable upon conversion of a like number of shares of Class B Common Stock. Of these shares, 44,696 shares underlie presently exercisable options.

(13)    Includes 6,000 shares underlying presently exercisable options.

(14)    Includes 5,000 shares underlying presently exercisable options.



                                PROPOSAL I

                          ELECTION OF DIRECTORS

     At the Meeting, five directors are to be elected to serve until the next Annual Meeting of Shareholders. Two directors are to be elected by the holders of the Common Stock, voting separately as a class, and three directors are to be elected by the holders of the Class B Common Stock, voting separately as a class. Unless otherwise specified, all proxies received will be voted in favor of the election of the nominees of the Board of Directors named below as directors of the Company for each respective class of Stock. All of the nominees are presently directors of the Company. The term of the current directors expires at the Meeting. Should any of the nominees not remain a candidate for election at the date of the Meeting (which contingency is not now contemplated or foreseen by the Board of Directors), proxies solicited hereunder will be voted in favor of those nominees who do remain candidates and may be voted for substitute nominees selected by the Board of Directors. Assuming a quorum is present with respect to each of the Common Stock and Class B Common Stock, a vote of a majority of the shares of Common Stock present, in person or by proxy, at the Meeting, is required to elect the Common Stock nominees as directors and a vote of a majority of the shares of Class B Common Stock present, in person or by proxy, at the Meeting, is required to elect the Class B Common Stock nominees as directors.


            Nominees for Election by the Holders of Common Stock


Bruce W. Simpson

     Bruce W. Simpson, age 60, has served as our Secretary since June 2000 and one of our directors since January 2000. Since August 1999, Mr. Simpson has headed a private consulting firm, B.W. Simpson & Associates, that specializes in marketing and business development in the healthcare industry. Prior to founding his own healthcare consulting firm, from July 1998 to July 1999, Mr. Simpson was President of Genpharm, Inc. and subsequently the President and CEO of Medeva Pharmaceuticals. Previous to those positions, Mr. Simpson served in the capacity of Vice President of Sales & Marketing, and Executive Vice President of Ethical Pharmaceuticals, for Fisons Corporation. Mr. Simpson received an M.B.A. from the University of Hartford. He has been affiliated with the American Academy of Allergy and was a Board Member of Menley & James Pharmaceuticals.


Alan G. Wolin, Ph.D.

     Alan G. Wolin, Ph.D., age 69, has served as one of our directors since May 1997. Since 1988, Dr. Wolin has served as an independent consultant to various companies in the food, drug and cosmetic industries. Prior to 1987, Dr.
Wolin served M&M/Mars, the world's largest candy company, in various capacities, including Director of Consumer Quality Assurance and Quality Coordination. In his capacity as Director of Consumer Quality Assurance and Quality Coordination, Dr. Wolin was responsible for ensuring consumer quality and addressing public health issues relating to M&M/Mars' products.



         Nominees for Election by the Holders of Class B Common Stock

Andre Fedida, M.D.

     Andre Fedida, age 47, has served as one of our directors since May 2002. Dr. Fedida is a doctor of internal medicine currently practicing in Newark, New Jersey. He is also currently on faculty as Assistant Professor of Medicine at Seton Hall University and Saint Michael's Medical Center. Dr. Fedida received his B.S. from City University of New York at Queens College and received his M.D. from Saint George University. Dr. Fedida performed his internship, residency and Fellowship at Saint Michael's Medical Center in Newark, New Jersey. Dr. Fedida is a member of the American Medical Association, American College of Physicians, American College of Gastroenterology and the American Society of Gastrointestinal Endoscopy. Dr. Fedida does not beneficially own any shares of Common Stock or Class B Common Stock.

Daniel Glassman

     Daniel Glassman, age 60, is our founder and has served as our Chief Executive Officer since the Company's inception in January 1985. Mr. Glassman has also served as our Chairman of the Board since January 1985. Mr. Glassman has also served as our President since February 1991. Mr. Glassman, a registered pharmacist, is also Chairman of the Board of Banyan Communications Group, Inc., a communications company founded by Mr. Glassman. Mr. Glassman has had a 35 year career in the pharmaceutical industry, including executive managerial positions with companies and major specialty advertising agencies serving the largest pharmaceutical companies. Mr. Glassman is also Chairman of the Board, President and Chief Executive Officer of Doak Dermatologics, Inc., Bradley Pharmaceuticals (Canada), Inc. and Bradley Pharmaceuticals, Overseas, Ltd., Inc., our subsidiaries. In 1995, Mr. Glassman was awarded the Ernst & Young LLP Entrepreneur of the Year in New Jersey.

Iris S. Glassman

     Iris S. Glassman, age 59, has served as our Treasurer since the Company's inception in 1985. Mrs. Glassman, the spouse of Mr. Daniel Glassman, has also served as one of our directors since January 1985. Mrs. Glassman has over 20 years of diversified administrative and financial management experience, including serving in the capacity of Secretary of Banyan.



                  Other Executive Officers of the Company

Dileep Bhagwat, Ph.D.

     Dileep Bhagwat, Ph.D., age 50, has served as our Vice President and Chief Scientific Officer since September 1999. Previously, Dr. Bhagwat was employed at Penwest Pharmaceuticals from 1994 to 1999, in various capacities, including Vice President, Scientific Development and Regulatory Affairs. Prior to that appointment, Dr. Bhagwat was Assistant Director of Pharmaceutical Development at Purdue Frederick Research Center. Dr. Bhagwat holds an M.S. and Ph.D. in Industrial Pharmacy from St. John's University and an M.B.A. from Pace University.

Robert Corbo

     Robert Corbo, age 47, has served as our Vice President, Quality Assurance and Regulatory Affairs, since July 2000. From 1997 through June 2000, Mr. Corbo served as our Vice President, Quality Assurance. From March 1993 to December 1996, Mr. Corbo has also served as our Quality Assurance/Control Director. From 1989 to 1993, Mr. Corbo served as Quality Assurance/Control manager for Par Pharmaceuticals, a New York based generic pharmaceutical manufacturer.

Bradley Glassman

     Bradley Glassman, age 28, has served as our Vice President, Sales and Marketing, since July 2001. From April 2000 through June 2001, Mr. Glassman served as our Vice President, Marketing. In addition, since May 1998, Mr. Glassman has served as our Director of Corporate Development and as a Corporate Development Analyst since May 1996. In 1996, Mr. Glassman received a Masters of Business Administration from Tulane University. Mr. Glassman is the son of Daniel and Iris Glassman.

Gene L. Goldberg

     Gene L. Goldberg, age 63, has served as our Senior Vice President, Marketing and Business Planning, since January 1997. From 1984 to 1996, Mr. Goldberg held the position of Executive Vice President for Daniel Glassman Advertising. From 1979 to 1984, Mr. Goldberg served as Vice President and Account Supervisor for William Douglas McAdams. Prior to 1979, Mr. Goldberg served as Senior Product Manager for USV Pharmaceutical Corporation, a division of Revlon Healthcare Group, and Project Director in Market Research at McAdams, Geigy Pharmaceutical Company and Lea-Mendota Research Group.

R. Brent Lenczycki, CPA

     R. Brent Lenczycki, CPA, age 30, has served as Vice President and Chief Financial Officer since January 2001. Since joining Bradley Pharmaceuticals in 1998, Mr. Lenczycki has held the positions of Manager of Finance and Purchasing, Director of Finance and Vice President, Finance. From 1995 to 1998, Mr. Lenczycki held positions in public accounting at Arthur Andersen LLP in Philadelphia, PA, and prior to 1995, as an internal auditor for Harrah's Hotel and Casino in Atlantic City, New Jersey. Mr. Lenczycki holds a Masters of Business Administration from Tulane University.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A DIFFERENT CHOICE.


                  BOARD OF DIRECTORS AND COMMITTEES

     During the year ended December 31, 2001, there were four (4) meetings of the Board of Directors. All directors attended at least 75% of these meetings and the meetings of the Committees of the Board of which they were members. The Company does not have a nominating committee.

     The Board of Directors has designated from among its members an Audit Committee, which currently consists of Dr. McGinn, Dr. Fedida, Mr. Simpson and Dr. Wolin. Dr. McGinn is not standing for re-election at the Meeting and, accordingly, will not be a director-member of the Audit Committee subsequent to the Meeting. The Audit Committee, which reviews the Company's financial and accounting practices and controls, held six (6) meetings during 2001. The responsibilities of the Audit Committee are outlined in a written charter which was included as Annex A in last year's Proxy Statement. A copy of such charter is available to shareholders upon written request to the Company.

     The Board of Directors has also designated from among its members a Compensation Committee, which consists of Mr. Daniel Glassman, Mrs. Glassman and Dr. Wolin. The Compensation Committee, which approves executive compensation, held meetings during 2001. Except for Mr. and Mrs. Glassman, no member of the Compensation Committee was at any time during 2001, or formerly, an officer or employee of the Company or any subsidiary of the Company, nor had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     No executive officer of the Company has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of the Compensation Committee of the Company.

                      REPORT OF THE AUDIT COMMITTEE

To the Board of Directors of Bradley Pharmaceuticals, Inc.:

     We are responsible for considering management's recommendation of independent certified public accountants for each fiscal year, recommending the appointment or discharge of independent accountants to the Board of Directors and confirming the independence of the accountants. It is also our responsibility for reviewing and approving the scope of the planned audit, the results of the audit and the accountants' compensation for performing such audit; reviewing the Company's audited financial statements; and reviewing the Company's internal accounting controls and discussing such controls with the independent accountants.

     We adopted a written charter during the year ended December 31, 2000, a copy of which was attached to last year's proxy statement as Annex A.

     In connection with the audit of the Company's financial statements for the year ended December 31, 2001, we met with representatives from Grant Thornton LLP, the Company's independent certified public accountants as required by Statements on Auditing Standards 61 and 90. In addition, we have reviewed and discussed with management the Company's audited financial statements for the year ended December 31, 2001.

     Specifically, we have discussed with the independent certified public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication With Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. In connection with the Company's quarterly and year ended 2001 financial statements, there were six (6) meetings with the independent certified public accountants and management. All audit committee members attended at least 75% of these meetings.

     The independent certified public accountants' fees for audit services and non-audit services for the year ended December 31, 2001 were $98,000 and $240,000, respectively. We have received the written disclosures and the letter from the independent certified public accountants required by Independence Standard No. 1, Independence Discussions With Audit Committees, as amended, by the Independence Standards Board, and have discussed with the public accountants the accountants' independence.

Based on the review and discussion referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2001.


                                          Philip McGinn, Jr., Ed.D.
                                          Bruce Simpson
                                          Alan Wolin, Ph.D.



              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During the years ended December 31, 2001 and 2000, we received administrative support services (consisting principally of mailing, copying, financial services, data processing and other office services) which were charged to operations from Banyan Communications Group, Inc., an affiliate, in the amount of $167,377 and $215,190, respectively. Daniel and Iris S. Glassman, directors and shareholders, are majority owners of Banyan Communications Group, Inc.

     We lease office facilities in Fairfield, New Jersey from Daniel and Iris S. Glassman. The lease is for the period from February 1, 1998 to January 31, 2003 for 14,100 square feet of office and warehouse space. The rent expense, including an allocated portion of real estate taxes, was approximately
$223,000 and $225,000 for the years ended December 31, 2001 and 2000, respectively.

     On January 3, 2000, we advanced $100,000 to Daniel Glassman pursuant to a promissory note bearing interest at 8.25% per annum. The accrued interest and principal is due in full three years from the execution date, except that fifty percent of all future bonus payments will be applied first to accrued interest, then to principal. On December 31, 2001, Mr. Glassman owed $71,420 in principal and interest from this promissory note. During March 2002, Mr. Glassman paid the remaining outstanding principal and interest balances in full.

     We consult with Bruce Simpson, a member of the Board of Directors. Mr. Simpson provides services in marketing, sales, and corporate development. His related consultant expense was approximately $34,000 and $8,000 for the years ended December 31, 2001 and 2000, respectively.



            COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS



The following table shows all of our cash compensation paid, as well as certain other compensation paid or accrued during the years ended December 31, 2001, 2000 and 1999, to Daniel Glassman, President and Chief Executive Officer, Dileep Bhagat, Ph.D., Vice President and Chief Scientific Officer, Robert Corbo,
Vice President Quality Assurance and Regulatory Affairs, Bradley Glassman,
Vice President of Sales and Marketing, Gene L. Goldberg, Senior Vice President of Marketing and Business Planning, and R. Brent Lenczycki, Vice President, Chief Financial Officer. No other executive officer earned total annual salary and bonus for 2001 in all capacities in which such person served in excess of $100,000. There were no restricted stock awards, long-term incentive plan payouts or other compensation paid during 2001 to the executive officers named in the following table except as set forth below:


                           Summary Compensation Table


                                                               Long-Term
                                                              Compensation
                                Annual Compensation              Awards
                                -------------------              ------

Name and Principal Position   Year    Salary    Bonus     Securities Underlying
---------------------------   ----    ------    -----          Options(1)
                                                               ----------

Daniel Glassman               2001   $237,900 $209,000          68,833(2)
President and                 2000   $192,500 $130,900         359,589(3)
Chief Executive Officer       1999   $196,700  $18,400         300,000(4)


Dileep Bhagwat, Ph.D.         2001   $125,300  $50,600           2,630(5)
Vice President and            2000   $115,100  $30,300             -0-
Chief Scientific Officer      1999    $35,000     -0-           12,000(6)


Robert Corbo                  2001    $87,300  $28,310           1,899(7)
Vice President, Quality       2000    $83,000  $21,000             -0-
Assurance and Regulatory      1999    $75,000   $3,000             -0-
Affairs


Bradley Glassman              2001   $121,000  $52,300          64,631(8)
Vice President                2000    $98,000  $29,540          18,000(9)
Sales and Marketing           1999    $81,700   $3,500             -0-


Gene L. Goldberg              2001   $152,400  $79,900          12,199(10)
Senior Vice President         2000   $149,200  $58,740             -0-
Marketing and Business        1999   $141,200   $8,100             -0-
Planning


R. Brent Lenczycki            2001   $100,200  $42,400          79,417(11)
Vice President                2000    $84,500  $26,100             -0-
Chief Financial Officer       1999    $76,000   $3,500             -0-


(1)     All of these options are exercisable into shares of Common Stock.

(2) Of these shares, 25,000 underlie options granted on February 23, 2001. These options are exercisable on the grant date with an exercise price of $2.17 per share, 110% of the fair market value for shares of common stock on the date of the grant. These options will expire on February 22, 2006. An additional 12,554 underlie options granted on July 9, 2001. These options are exercisable after July 9, 2003, at an exercise price of $10.58 per share. These options will expire on July 8, 2006. The remaining 31,279 shares underlie options granted on July 9, 2001. These options are exercisable any time after July 9, 2003 at an exercise price of $8.81 per share and will expire on July 8, 2004.

(3) Of these shares, 18,000 underlie options granted on September 12, 2000. These options are exercisable after September 12, 2001, 2002, 2003 for 6,000, 6,000 and 6,000 shares, respectively, at an exercise price of $1.41 per share, 110% of the fair market value for shares of common stock on the date of the grant. These options will expire on September 11, 2005. The remaining 341,589 shares underlie options granted on December 15, 2000. These options are exercisable immediately at an exercise price of $1.44 per share, 110% of the fair market value for shares of common stock on the date of grant. These options will expire on December 4, 2005.

(4) Of these shares, 150,000 underlie options granted on January 21, 1999. These options are exercisable after January 21, 1999, 2000, 2001 for 50,000, 50,000 and 50,000 shares, respectively, at an exercise price of $1.44 per share, 110% of the fair market value for shares of common stock on the date of the grant. These options will expire on January 20, 2004. The remaining 150,000 shares underlie options granted on October 26, 1999. These options are exercisable after October 26, 2000, 2001, 2002 for 50,000, 50,000 and 50,000 shares, respectively, at an exercise price of $1.17 per share, 110% of the fair market value for shares of common stock on the date of grant. These options will expire on October 25, 2004.

(5) Of these shares, 753 underlie options granted on July 9, 2001. These options are exercisable after July 9, 2003, at an exercise price of $10.58 per share and will expire on July 8, 2006. The remaining 1,877 shares underlie options granted on July 9, 2001. These options are exercisable anytime after July 9, 2003 at an exercise price of $8.81 per share and will expire on July 8, 2004.

(6) These options are exercisable after September 6, 2000, 2001, 2002 for 4,000, 4,000 and 4,000 shares, respectively, at an exercise price of $1.09 per share, the fair market value for shares of common stock on the date of the grant. These options will expire on September 6, 2009.

(7) Of these shares, 544 underlie options granted on July 9, 2001. These options are exercisable after July 9, 2003, at an exercise price of $10.58 per share and will expire on July 8, 2006. The remaining 1,355 shares underlie options granted on July 9, 2001. These options are exercisable anytime after July 9, 2003 at an exercise price of $8.81 per share and will expire on July 8, 2004.

(8) Of these shares, 60,000 underlie options granted on July 9, 2001. These options are exercisable after July 9, 2002, 2003, 2004 for 20,000, 20,000 and 20,000 shares, respectively, at an exercise price of $7.05 per share, the fair market value for shares of common stock on the date of the grant. These options will expire on July 8, 2011. An additional 1,326 underlie options granted on July 9, 2001. These options are exercisable after July 9, 2003, at an exercise price of $10.58 per share. These options will expire on July 8, 2006. The remaining
        3,305 shares underlie options granted on July 9, 2001. These options are exercisable anytime after July 9, 2003 at an exercise price of $8.81 per share and will expire on July 8, 2004.

(9) These options are exercisable after December 8, 2001, 2002, 2003 for 6,000, 6,000 and 6,000 shares, respectively, at an exercise price of $1.38 per share, the fair market value for shares of common stock on the date of the grant. These options will expire on December 8, 2010.

(10) Of these shares, 3,494 underlie options granted on July 9, 2001. These options are exercisable after July 9, 2003, at an exercise price of $10.58 per share and will expire on July 8, 2006. The remaining 8,705 shares underlie options granted on July 9, 2001. These options are exercisable anytime after July 9, 2003 at an exercise price of $8.81 per share and will expire on July 8, 2004.

(11) Of these shares, 15,000 underlie options granted on March 30, 2001. These options are exercisable after March 30, 2002, 2003, 2004 for 5,000, 5,000 and 5,000 shares, respectively, at an exercise price of $2.00 per share, the fair market value for shares of common stock on the date of the grant. These options will expire on March 30, 2011. An additional 60,000 underlie options granted on July 9, 2001. These options are exercisable after July 9, 2002, 2003, 2004 for 20,000, 20,000 and 20,000 shares, respectively, at an exercise price of $7.05 per share, the fair market value for shares of common stock on the date of grant. These options will expire on July 8, 2011. An additional 1,265 underlie options granted on July 9, 2001. These options are exercisable after July 9, 2003, at an exercise price of $10.58 per share. These options will expire on July 8, 2006. The remaining 3,152 shares underlie options granted on July 9, 2001. These options are exercisable anytime after July 9, 2003 at an exercise price of $8.81 per share and will expire on July 8, 2004.




     The following table sets forth information concerning outstanding options to purchase shares of our Common Stock granted by us to our directors and executive officers during 2001. Neither options to purchase shares of Class B Common Stock nor stock appreciation rights were granted by us during 2001. The exercise prices for all options reported below are not less than 100% of the per share market price for Common Stock on their respective dates of grant.


                          Option Grants in 2001


                                  Individual Grants
                                  -----------------

                          Number of      % of Total
                          Securities  Options Granted  Ecercise or
                          Underlying   to Employees       Base      Expiration
                           Options        in 2001      Price($/Sh)     Date
Name                       Granted        -------      -----------     ----
----                       -------

Daniel Glassman            25,000          7.07%           2.17       02/22/06
                           12,554          3.55%          10.58       07/08/06
                           31,279          8.84%           8.81       07/08/04

Iris S. Glassman           30,000          8.48%           7.76       07/08/06

Philip W. McGinn, Ed.D.    10,000          2.83%           7.05       07/08/02

Bruce W. Simpson            6,000          1.70%           7.05       07/08/11

Alan G. Wolin, Ph.D.       15,000          4.24%           7.05       07/08/11

Dileep Bhagwat, Ph.D.         753          0.21%          10.58       07/08/06
                            1,877          0.53%           8.81       07/08/04

Robert Corbo                  544          0.15%          10.58       07/08/06
                            1,355          0.38%           8.81       07/08/04

Bradley Glassman           60,000         16.96%           7.05       07/08/11
                            1,326          0.37%          10.58       07/08/06
                            3,305          0.93%           8.81       07/08/04

Gene L. Goldberg            3,494          0.99%          10.58       07/08/06
                            8,705          2.46%           8.81       07/08/04

R. Brent Lenczycki         15,000          4.24%           2.00       03/30/11
                           60,000         16.96%           7.05       07/08/11
                            1,265          0.36%          10.58       07/08/06
                            3,152          0.89%           8.81       07/08/04



The following table presents the value, on an aggregate basis, as of December 31, 2001, of outstanding stock options held and the stock options exercised during fiscal 2001 by our executive officers and directors listed in the Summary Compensation Table above.


                       Aggregated Option Exercises in 2001
                           And Year-End Option Values


                                      Number
                                      ------
                                     of Shares
                                     ---------
                                     Acquired             Value
                                     --------             -----
Name                               on Exercise           Realized(1)
----                               -----------           -----------

Daniel Glassman                       31,500              $475,808

Dileep Bhagwat                           -0-                   -0-

Robert Corbo                             800                $8,235

Bradley Glassman                         -0-                   -0-

Gene L. Goldberg                       3,750               $39,950

R. Brent Lenczycki                       -0-                   -0-




                         Number of Securities
                             Underlying             Value of Unexercised In-the-
                        Unexercised Options at          Money Options at
                              Year-End                     Year-End(2)
                              --------                     -----------

Name                   Exercisable  Unexercisable  Exercisable  Unexercisable
----                   -----------  -------------  -----------  -------------

Daniel Glassman          677,589       105,833     $13,058,063     $1,712,296

Dileep Bhagwat             8,000         4,000        $157,250        $78,625

Robert Corbo               6,000         1,899        $115,500        $21,711

Bradley Glassman          15,000        76,631        $290,344     $1,107,447

Gene L. Goldberg          44,696        12,199        $862,866       $139,472

R. Brent Lenczycki         6,000        79,417        $111,375     $1,153,750


(1) Value realized is calculated based on the closing price of the common stock on Nasdaq of the underlying shares on the date of exercise, minus the exercise price and assumes the sale of all the underlying shares.

(2) Value of unexercised in-the-money options is calculated based on the market value of the underlying shares, minus the exercise price and assumes the sale of all the underlying shares on December 31, 2001, at a price of $20.75, which was the closing price of the common stock on Nasdaq on that date.

                            Employment Contracts and
          Termination of Employment and Change-in-Control Arrangements

     We do not have any employment contracts or termination of employment or change-in-control arrangements with any of our executive officers.

                           Compensation of Directors

     Directors who are not officers or employees receive a director's fee of $750 for each meeting of the Board of Directors, or a committee thereof, attended by such director, plus out-of-pocket costs. Directors who are also officers or employees receive no additional compensation for their services as directors.


              Section 16(a) Beneficial Ownership Reporting Compliance

     Based solely upon a review of Forms 3, 4, and 5 and amendments thereto furnished to the Company for 2001 pursuant to Rule 16a-3(e) of the Securities Exchange Act of 1934, as amended, and written representations from reporting persons that all required reports had been filed, the Company believes that all reporting persons filed the required reports on a timely basis.


                         COMPARATIVE STOCK PERFORMANCE

     The comparative Stock performance graph below compares the cumulative Stockholder return on the Common Stock of the Company for the period from December 31, 1996 through the year ended December 31, 2001 with the cumulative total return on (i) the Total Return Index for the Nasdaq Stock market (U.S. Companies) (the "Nasdaq Composite Index"), and (ii) the Nasdaq Pharmaceutical Index (assuming the investment of $100 in the Company's Common Stock, the Nasdaq Composite Index and the Nasdaq Pharmaceutical Index on December 31, 1996 and reinvestment of all dividends). Measurement points are on the last trading day of the Company's years ended December 31, 1996, 1997, 1998, 1999, 2000 and 2001.


                         12/31/96 12/31/97 12/31/98 12/31/99 12/31/00 12/31/01
                         -------- -------- -------- -------- -------- --------

Bradley Pharmaceuticals,   100     152.38    90.48    83.34   107.14  1580.95
Inc.

Nasdaq Composite Index     100     122.48   172.7    320.88   193      153.13

Nasdaq Pharmaceutical      100     103.05   130.81   246.69   307.65   262.19
Index


                      INDEPENDENT PUBLIC ACCOUNTANTS


     Grant Thornton LLP served as the Company's independent public accountants for the fiscal year ended December 31, 2001 and have been appointed to examine the Company's consolidated financial statements for the fiscal year ending December 31, 2002. A representative of Grant Thornton LLP is expected to be present at the Meeting, will have an opportunity to make a statement if he desires to do so and is expected to respond to appropriate questions.

     Fees billed for the fiscal year 2001 audit and the review of Forms 10-QSB aggregated $98,000. All fees have been paid by the Company,

     Grant Thornton LLP did not render services related to financial information systems design and implementation for the fiscal year ended December 31, 2001.

     Fees billed for all other services rendered by Grant Thornton LLP for the fiscal year ended December 31, 2001 aggregated $240,000.



                                ANNUAL REPORT

     All shareholders of record of the Company as of the Record Date are concurrently being sent a copy of the Company's Annual Report to Shareholders for 2001. This Annual Report contains certified financial statements of the Company for the years ended December 31, 2001 and 2000.

     The company will provide without charge to each beneficial holder of its common stock and Class B common stock as of the record date, on the written request of any such person, a copy of the Company's Annual Report on Form 10-KSB, as amended, for the year ended December, 2001, as filed with the Securities and Exchange Commision. Any such request should be made in writing to Bradley Pharmaceuticals, Inc., 383 Route 46 West, Fairfield, New Jersey 07004-2402, Attention: Corporate Secretary.


                             SHAREHOLDER PROPOSALS

     Shareholder proposals must be received by December 31, 2002 in order to be considered for inclusion in proxy materials distributed in connection with the next Annual Meeting of Shareholders.

                                MISCELLANEOUS

     As of the date of this Proxy Statement, the Board of Directors of the Company does not know of any other matter to be brought before the Meeting. However, if any other matters not mentioned in the Proxy Statement are properly brought before the Meeting or any adjournments thereof, the persons named in the enclosed Proxy or their substitutes will have discretionary authority to vote proxies given in said form, or otherwise act, in respect of such matters in accordance with their best judgment.

     All of the costs and expenses in connection with the solicitation of proxies with respect to the matters described herein will be borne by the Company. In addition to solicitation of proxies by use of the mails, directors, officers and employees of the Company (who will receive no compensation therefor in addition to their regular remuneration) may solicit the return of proxies by telephone, telecopy, telegram or personal interview. The Company will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request instructions for voting the proxies. The Company may reimburse such banks, brokerage houses and other custodians, nominees and fiduciaries for their expenses in connection therewith.

     A list of shareholders of record entitled to be present and vote at the Meeting will be available at the offices of the Company in Fairfield, New Jersey for inspection by shareholders during regular business hours from July 17, 2002 to the date of the Meeting. The list will also be available during the Meeting for inspection by shareholders who are present.

     It is important that proxies be returned promptly. Shareholders are, therefore, urged to fill in, date, sign and return the Proxy immediately. No postage need be affixed if mailed in the enclosed envelope in the United States.


                                By Order of the Board of Directors,



                                /s/ Daniel Glassman
                                -------------------
                                DANIEL GLASSMAN
                                Chairman & CEO

July 17, 2002


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